UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 1

to

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF

THE SECURITIES EXCHANGE ACT OF 1934

CAPITAL CLEAN ENERGY CARRIERS CORP.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 Iassonos Street

Piraeus, 18537 Greece

(Address of principal executive offices, including zip code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: _______________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

None

(Title of Class)

EXPLANATORY NOTE

This Amendment No. 1 (this “Amendment”) to form 8-A (the “Registration Statement”) is being filed pursuant to Section 12(b) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), by Capital Clean Energy Carriers Corp., a Marshall Islands corporation (the “Corporation” or the “Registrant”), as successor registrant to Capital Product Partners L.P., a Marshall Islands limited partnership (the “Partnership”). On August 26, 2024 (the “Effective Time”), the Partnership converted from a Marshall Islands limited partnership to a Marshall Islands corporation and changed its name to Capital Clean Energy Carriers Corp., pursuant to the Plan of Conversion, which is incorporated by reference as Exhibit 2.1 (the “Conversion”). The Conversion is deemed a continuation of the existence of the Partnership in the form of a Marshall Islands corporation, with the existence of the Corporation deemed to have commenced on the date the Partnership commenced its existence.

Upon the Effective Time, among other things, each common unit of the Partnership issued and outstanding immediately prior to the Effective Time was converted into one common share, par value $0.01 per share, of the Corporation (the “Common Shares”). In accordance with Rule 12g-3 under the Exchange Act, upon the Effective Time, the Common Shares were deemed to be registered under Section 12(b) of the Exchange Act, as the Corporation is deemed to be the successor registrant to the Partnership. The Corporation hereby expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Exchange Act. The Common Shares will continue to trade on The Nasdaq Stock Market LLC under the ticker symbol “CCEC”.

Item 1. Description of Registrant’s Securities to be Registered.

A description of the Common Shares is contained in “Description of the Capital Stock” set forth as Exhibit 99.9 to the Registrant’s Report on Form 6-K filed on August 26, 2024, which is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

1.1	Articles of Incorporation of Capital Clean Energy Carriers Corp. (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K filed on August 26, 2024)

1.2	Bylaws of Capital Clean Energy Carriers Corp. (incorporated by reference to Exhibit 99.3 to the Registrant’s Report on Form 6-K filed on August 26, 2024)

2.1	Plan of Conversion (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K filed on August 2, 2024)

2.2	Certificate of Conversion (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K filed on August 26, 2024)

2.3	Shareholders’ Agreement by and among Capital Clean Energy Carriers Corp. and Capital Maritime & Trading Corp. (incorporated by reference to Exhibit 99.4 to the Registrant’s Report on Form 6-K filed on August 26, 2024)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

CAPITAL CLEAN ENERGY CARRIERS CORP.

Date: August 26, 2024	By:	/s/ Gerasimos (Jerry) Kalogiratos
Name: Gerasimos (Jerry) Kalogiratos
By: Chief Executive Officer